Exhibit 10.6

June 13, 2013

Mr. Thomas Rohrs

1261 Woodview Terrace

Los Altos, CA 94024

Dear Tom:

I am pleased to extend you a formal offer to become an employee of Ichor Systems, Inc. (the “Company”) in the position of Chairman (the “Chairman”), reporting directly to the Board of Directors (“Board”) of Ichor Holdings, Ltd. (“Parent”), on a start date in June 2013, to be mutually agreed. As the Chairman of the Company, you shall have the duties, responsibilities, functions and authority as agreed with the Board, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions and authority.

In this position, your base salary will be $225,000 per year, payable (less payroll deductions and all required withholdings) in accordance with the Company’s regular payroll policies. Your target bonus for each fiscal year will be fifty percent (50%) of your base salary, for a total cash compensation target of $337,500, provided that you may earn a bonus of up to a maximum of seventy percent (70%) of your base salary. Your base salary and bonus will be prorated for any partial fiscal year of your employment with the Company. The Board will determine the financial targets that will govern bonus payouts, consistent with the targets and structure of the Incentive Compensation Plan adopted by the Company for a given fiscal year. Payouts of the bonus will be made in accordance with the terms of the applicable Incentive Compensation Plan. During your employment, you will also be eligible to participate in the benefit programs made available to Company executives, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time, and to earn accrued vacation in accordance with the Company’s vacation policies as in effect from time to time.

In addition to the aforementioned cash compensation, you will receive the following equity incentive grants from Parent promptly following commencement of your employment:

You will receive a grant under Parent’s 2012 Equity Incentive Plan (the “Equity Incentive Plan”) of restricted shares of Parent’s Common Stock (the “Common Stock”) equal to 0.33% of Parent’s current basic capitalization, inclusive of all restricted stock grants. Twenty-five percent (25%) of these shares will vest upon the first anniversary of the grant date and the remaining shares will vest ratably on a quarterly basis over the 36 months thereafter (i.e. 6.25% per quarter). By filing a Section 83(b) election with the Internal Revenue Service within 30 days after the grant of the restricted shares you should become eligible to receive capital gains treatment in a future sale of these shares. If you make the election, on the grant date the Company will pay the withholding taxes owed on the value of the restricted stock granted to you on your behalf and you will reimburse the Company for such taxes. You should consult with your own tax advisor regarding the desirability of such an election.

You will receive two stock option grants under the Equity Incentive Plan: (a) a grant of options to purchase shares of Common Stock representing 1.67% of Parent’s current fully-diluted capitalization (the “Fully-Diluted Capitalization”) at an exercise price of $1.00 per share and; (b) a grant of options to purchase shares of Common Stock representing 0.25% of the Fully-Diluted Capitalization at an exercise price of $2.00 per share. Each of these options will have a term of seven (7) years from the date on which the Equity Incentive Plan was adopted and will vest on the same basis as your restricted shares.

All stock and options granted to you pursuant to this letter will have such other terms and conditions as are set forth in the Equity Incentive Plan and the separate agreement (the “Agreement”) between you and Parent that memorializes the grants and will be governed exclusively by such documents. In the event of any inconsistency between the terms of this letter and the Equity Incentive Plan and/or the Agreement, the Plan and the Agreement shall govern.

You understand and agree that your employment relationship with the Company is at will. You may terminate your employment with the Company at any time and for any reason whatsoever by providing the Company with 30 days advance notice. Likewise, the Company may terminate your employment at any time, with or without cause, without any further liability or obligation to you (for severance or otherwise) other than to pay you for any unpaid wages through your termination date.

Since you will be exposed to Confidential Information (as defined below) through your employment with the Company, you will be asked to sign a standard form of Company Non-Disclosure Agreement whereby you agree that you will not use or disclose any Confidential Information during your employment with the Company or at any time thereafter for any reason (except as must be disclosed to enable you to properly perform your duties for the Company).

It is the Company’s policy not to receive any confidential, proprietary or trade secret information pertaining to your former employers and/or any clients or customers you have serviced on behalf of any employers. The Company will not accept, and insists that you not provide the Company or any of its subsidiaries with, any confidential, proprietary or trade secret information pertaining to any previous engagement. You represent and warrant to the Company that (A) you are not a party to or bound by any employment agreement, non-compete agreement, no-hire agreement or confidentiality agreement with any other person or entity that would be in conflict with this letter agreement, and (B) you have disclosed to the Company the existence and entire nature of (1) any applicable restrictive covenants and (2) your actions (relating to any restrictive covenants) taken prior to the date hereof.

This letter forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements, representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of the Company.

We know we speak for the entire Board in extending a sincere welcome in this new role. We all look forward to the leadership you will provide. To accept this offer, please counter-sign this letter below and return a copy to our attention.

Best Regards,

/s/ Dipanjan Deb	/s/ Andrew Kowal
Dipanjan Deb Director	Andrew Kowal Director

Agreed and accepted this 15 day of June, 2013:

/s/ Thomas Rohrs
Thomas Rohrs